CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated December 11, 2015 with respect to the audited financial statements of Road Marshall, Inc. for the period from September 17, 2015 (inception) through September 30, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 4, 2016